Exhibit 99

FOR IMMEDIATE RELEASE

JOHN STUMPF APPOINTED TO TARGET CORPORATION’S

BOARD OF DIRECTORS

George Tamke Retires from Target’s Board

Richard Kovacevich to Retire in December

MINNEAPOLIS, March 11, 2010 — Target Corporation (NYSE:TGT) announced today that John Stumpf, Chairman, President and CEO of Wells Fargo & Company (NYSE:WFC), has been appointed to its Board of Directors, effective immediately. Stumpf will replace George Tamke, who retired from the board on March 9, 2010.

Stumpf is a 28-year veteran at Wells Fargo, having joined the former Norwest Corporation (predecessor of Wells Fargo) in 1982. He was named Chief Executive Officer in June 2007, elected to Wells Fargo’s Board of Directors in June 2006, and has been President since August 2005. He became Chairman at Wells Fargo in January 2010. He serves on the Board of Directors for The Clearing House and the Financial Services Roundtable. He also serves on the Board of Trustees of the San Francisco Museum of Modern Art. He earned his bachelor’s degree in finance from St. Cloud State University, St. Cloud, Minnesota and his MBA with an emphasis in finance from the University of Minnesota.

“We’re very pleased to welcome John to our Board,” said Gregg Steinhafel, Chairman, President and Chief Executive Officer of Target Corporation. “The Board and the company will benefit from John’s substantial banking experience and business insights, particularly with respect to our credit card and real estate strategies.”

The Board has not made a determination regarding any committee assignments for Mr. Stumpf.

George Tamke has served on Target’s Board since 1999. He is a partner at Clayton, Dubilier, & Rice, a private investment firm. He is a director of Culligan, Ltd., Hertz Global Holdings, Inc. and Service Master Global Holdings, Inc.

“We are very grateful for George’s contributions to Target’s Board, and wish him the best of luck in his future pursuits.” said Steinhafel. During Tamke’s tenure, Target nearly doubled its store count and made several key strategic changes, including the decision to sell its Mervyn’s and Marshall Field’s divisions.

Target also announced today that Richard Kovacevich, former Chairman and CEO of Wells Fargo & Company, intends to retire from Target’s Board of Directors on December 31, 2010.  Kovacevich has served on Target’s Board since 1996.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,740 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

Contacts:	John Hulbert (investors)	Eric Hausman (media)
	612-761-6627	612-761-2054

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